RESALE PROSPECTUS SUPPLEMENT
TO RESALE PROSPECTUS, DATED JANUARY 31, 2001
(REGISTRATION NO. 333-48474)                                      RULE 424(b)(3)


                                 --------------


                                 CITIGROUP INC.

                        2,999,198 SHARES OF COMMON STOCK


                                 --------------

WHO IS OFFERING THE COMMON STOCK AND RECEIVING PROCEEDS FROM ANY SALES. The shares of common stock described in this prospectus supplement are being offered for sale from time to time by some of our current stockholders who acquired the shares in connection with our acquisition of Geneva Group, Inc. The selling stockholders will receive all of the proceeds from any sales. We will not receive any of the proceeds.

HOW SALES WILL BE MADE; PRICE OF SHARES. The selling stockholders may sell the shares of common stock at various times and in various types of transactions, including sales in the open market, sales in negotiated transactions and sales by a combination of these methods. Shares may be sold at the market price of the common stock at the time of a sale, at prices relating to the market price over a period of time, or at prices negotiated with the buyers of shares.

FEES AND EXPENSES. The selling stockholders will pay all brokerage fees and commissions and similar sale-related expenses and all fees and expenses of counsel to those stockholders. Citigroup paid all other costs, fees and expenses relating to the registration of the shares with the Securities and Exchange Commission and the sale of those shares.

Our common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "C". On May 13, 2002, the last reported sale price for our common stock on the New York Stock Exchange was $44.24 per share.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------


             The date of this prospectus supplement is May 14, 2002

                                TABLE OF CONTENTS

CITIGROUP INC.....................................................      S-1

USE OF PROCEEDS...................................................      S-1

SELLING STOCKHOLDERS..............................................      S-2

PLAN OF DISTRIBUTION..............................................      S-3

LEGAL MATTERS.....................................................      S-4

EXPERTS...........................................................      S-4

WHERE YOU CAN FIND MORE INFORMATION...............................      S-5

                                 CITIGROUP INC.

                  Citigroup is a diversified holding company whose businesses provide a broad range of financial services to consumer and corporate customers in over 100 countries and territories. Citigroup's activities are conducted through Global Consumer, Global Corporate, Global Investment Management and Private Banking, Property and Casualty, and Investment Activities.

                  Under longstanding policy of The Board of Governors of the Federal Reserve System, a bank holding company is expected to act as a source of financial strength for its subsidiary banks and to commit resources to support such banks. As a result of that policy, Citigroup may be required to commit resources to its subsidiary banks.

                  The principal office of Citigroup is located at 399 Park Avenue, New York, NY 10043, and its telephone number is (212) 559-1000.


                                 USE OF PROCEEDS

                  All shares of common stock sold pursuant to this prospectus supplement will be sold by the selling stockholders and Citigroup will not receive any of the proceeds from such sales.

                              SELLING STOCKHOLDERS

                  The selling stockholders acquired the shares of common stock offered by this prospectus supplement from Citigroup in connection with the acquisition of Geneva Group, Inc. by Citigroup.

                  Our registration of these shares does not necessarily mean that the selling stockholders will sell all of the shares. Certain of the selling stockholders sold all or a part of their shares promptly following the effectiveness of the registration statement of which this prospectus supplement forms a part.

                  None of the selling stockholders owns more than 1% of our outstanding common stock.

                  The information provided in the table below with respect to the selling stockholders has been obtained from the selling stockholders and we have not sought to verify this information. None of the selling stockholders have, nor within the past three years have had, any position, office or other material relationship with Citigroup.

NAME OF SELLING  STOCKHOLDERS                              NUMBER OF SHARES BEING OFFERED (a)
--------------------------------                           ------------------------------
Promontory Partners, L.P............................                             544,429

The Troob Family Foundation.........................                              68,212

Geneva Group, Inc. Employee Stock Ownership Trust...                           1,240,089

Loeb Holding Corporation............................                             492,114

Dr. Robert L. Kuhn..................................                             533,216

The Kuhn Family Foundation..........................                              93,102

David H. Troob......................................                              13,677

Douglas M. Troob....................................                              13,677

William Baker.......................................                                  49

William Baker Rollover IRA
(successor to Baker & Associates
  Defined Benefit Pension Plan).....................                                 633


----------
(a) As indicated above, some or all of these shares were sold prior to the date of this prospectus supplement.

                              PLAN OF DISTRIBUTION

                  The shares of common stock may be offered from time to time by the selling stockholders or their donees, pledgees, transferees or other successors in interest for resale by this prospectus supplement in one or more transactions at fixed prices, at market prices at the same time of sale, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may offer their shares of common stock in one or more of the following transactions:

         - to or through dealers or agents, which may include any broker-dealer subsidiary of Citigroup, including Salomon Smith Barney Inc.;

         -        directly by the selling stockholders;

         -        through agents;

         -        in brokerage transactions;

         - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the New York Stock Exchange and the Pacific Exchange;

         -        in the over-the-counter markets;

         -        in private transactions;

         - for settlement of short sales, or through long sales, options or transactions involving cross or block trades;

         -        by pledge to secure debts and other obligations; or

         - a combination of any of the above transactions or by any other legally available means.

                  In accordance with the terms of a Registration Rights Agreement by and among Citigroup and the Stockholders (as defined therein), dated as of January 31, 2001, we have agreed to indemnify the selling stockholders against certain liabilities under the Securities Act of 1933, as amended, or contribute to payments which the selling stockholders may be required to make in that respect.

                                  LEGAL MATTERS

                  The validity of the shares of common stock offered pursuant to this prospectus supplement has been passed upon by John R. Dye, Associate General Counsel - Corporate Law.


                                     EXPERTS

                  The consolidated financial statements of Citigroup Inc. as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been audited by KPMG LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements are included in Citigroup's annual report on Form 10-K for the year ended December 31, 2001, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Citigroup referred to above are incorporated by reference in this prospectus supplement in reliance upon such report and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP also is incorporated by reference in this prospectus supplement. The report of KPMG LLP covering the December 31, 2001 consolidated financial statements refers to changes, in 2001, in Citigroup's methods of accounting for derivative instruments and hedging activities, accounting for interest income and impairment on purchased and retained beneficial interests in securitized financial assets, and accounting for goodwill and intangible assets resulting from business combinations consummated after June 30, 2001, and to changes, in 1999, in Citigroup's methods of accounting for insurance-related assessments, accounting for insurance and reinsurance contracts that do not transfer insurance risk, and accounting for the costs of start-up activities.

                       WHERE YOU CAN FIND MORE INFORMATION

                  As required by the Securities Act of 1933, as amended, Citigroup filed a registration statement (No. 333-48474) relating to the securities offered by this prospectus supplement with the Securities and Exchange Commission. This prospectus supplement is included as a part of that registration statement, which also includes additional information.

                  Citigroup files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Citigroup files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

                  The SEC allows Citigroup to "incorporate by reference" the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information that Citigroup files later with the SEC will automatically update information in this prospectus supplement. In all cases, you should rely on the later information over the comparable but earlier dated information included in this prospectus supplement. Citigroup incorporates by reference the documents listed below and any future public filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

         (a) Annual Report on Form 10-K for the year ended December 31, 2001;

         (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 2002;

         (c) Current Reports on Form 8-K dated January 17, 2002, February 13, 2002, February 27, 2002, March 21, 2002, and April 15, 2002; and

         (d) Registration Statement on Form 8-B, dated May 10, 1988, describing our common stock, including any amendments or reports filed for the purpose of updating such description.

                  All documents Citigroup files publicly pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the completion of the offering of the securities described in this prospectus supplement shall be incorporated by reference in this prospectus supplement from the date of filing of such documents.

                  You may request a copy of these filings, at no cost, by writing or telephoning Citigroup at the following address:

                           Citigroup Document Services
                            140 58th Street, Suite 5i
                               Brooklyn, NY 11220
                           (877) 936-2737 (toll free)
                        (718) 765-6514 (outside the U.S.)

                  You should rely only on the information provided in this prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document. No offer of these securities is being made in any state where the offer is not permitted.